Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated November 23, 2005, with respect to the eighth and twentieth paragraphs of Note 1, December 20, 2005, with respect to Notes 3, 8 and 11, December 27, 2005 on our audits of the December 31, 2004 and 2003 VeriChip Corporation financial statements and related schedules, included in the Registration Statement on Form S-1 and related Prospectus of VeriChip Corporation.

Eisner LLP

New York, New York

December 28, 2005